HEALTHY EXTRACTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Updated January 2023

Table of Contents

1	HEALTHY EXTRACTS, INC. CODE OF BUSINESS CONDUCT AND ETHICS			3
	1.1	INTRODUCTION		3
2	GENERAL COMPLIANCE IS THE RESPONSIBILITY OF ALL EMPLOYEES			3
3	INDIVIDUAL RESPONSIBILITY TO THE COMPANY AND ITS STOCKHOLDERS			4
	3.1	General Standards of Conduct		4
	3.2	Equal Employment Opportunity		4
	3.3	Reasonable Accommodations		4
	3.4	Anti-Discrimination, Anti-Harassment and Anti-Retaliation Policy		4
	3.5	Resolution Procedures		6
	3.6	Fraud		7
	3.7	Anti-Retaliation Policy		7
	3.8	Whistleblowing Protection		8
	3.9	Political Neutrality		8
	3.10	Applicable Laws		9
	3.11	Personal Conflicts of Interest		9
		3.11.1	Employment/Outside Employment	9
		3.11.2	Outside Directorships	9
		3.11.3	Business Interests	9
		3.11.4	Related Parties.	10
		3.11.5	Other Situations	10
	3.12	Corporate Opportunities		10
	3.13	Protecting the Company’s Confidential Information		10
		3.13.1	Confidential Information and Invention Agreement	10
		3.13.2	Disclosure of Company Confidential Information	11
		3.13.3	Requests by Regulatory Authorities	11
		3.13.4	Company Spokespeople	11
	3.14	Obligations Under Securities Laws		11
		3.14.1	“Insider” Trading	11
		3.14.2	Disclosure in Public Filings	11
	3.15	Use of Company’s Assets		12
		3.15.1	General	12
		3.15.2	Physical Access Control.	12
		3.15.3	Company Funds	12
		3.15.4	Computers and Other Equipment	13
		3.15.5	Software	13
		3.15.6	Electronic Usage	13
	3.16	Maintaining and Managing Records		14
	3.17	Records on Legal Hold		14
	3.18	Payment Practices		14
		3.18.1	Accounting Practices	14
		3.18.2	Prohibition of Inducements	15
	3.19		Foreign Corrupt Practices Act	15
		3.19.1	Anti-Bribery Provisions	16

4	RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS			18
	4.1	Customer Relationships		18
	4.2	Payments or Gifts from Others		18
	4.3	Handling the Confidential Information of Others		18
		4.3.1	Appropriate Nondisclosure Agreements	18
		4.3.2	Competitive Information	19
	4.4	Government Relations		19
	4.5	Industrial Espionage		19
5	WAIVERS			19
6	DISCIPLINARY ACTIONS			19
7	ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS			21

1HEALTHY EXTRACTS, INC. CODE OF BUSINESS CONDUCT AND ETHICS

1.1INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) helps embody the commitment of Healthy Extracts, Inc. (the “Company”) to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All the Company’s employees, subsidiaries, agents, contractors, consultants, officers and members (“Directors”) of our Board of Directors (the “Board”) are expected to read and understand the Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all employees, agents, contractors, consultants, officers and Directors are aware of, understand and adhere to these standards.

Because the principles described in the Code are general in nature, you should also review all applicable Company policies and procedures for more specific instruction and contact Management if you have any questions. Unless otherwise indicated, for the purposes of the Code the term “Management” shall be limited to the Company’s senior staff which includes Chief Executive Officer, Chief Financial Officer, other C-suite positions, and Senior Vice President titles.

Nothing in the Code, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, the Code is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the acknowledgment form at the end of the Code and return the form to the Company’s Vice President of Communications indicating that you have received, read, understand and agree to comply with the Code. The signed acknowledgment form will be located in your personnel file.

2GENERAL COMPLIANCE IS THE RESPONSIBILITY OF ALL EMPLOYEES

Ethical business conduct is critical to our business. As an employee, agent, contractor, consultant, officer or Director your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its Directors, officers, and other employees.

In addition, part of your job and ethical responsibility is to help enforce the Code. You should be alert to possible violations of the Code or other Company policies or procedures and the law in general and report such violations. You must also cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, the Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited. Violations of law, the Code or other Company policies or procedures by Company employees, agents, contractors, consultants, officers and Directors can lead to disciplinary action up to and including termination or removal.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting Management as you feel appropriate.

3INDIVIDUAL RESPONSIBILITY TO THE COMPANY AND ITS STOCKHOLDERS

3.1General Standards of Conduct

The Company expects all employees, agents, contractors, consultants, officers and Directors to exercise good judgment to ensure the safety and welfare of employees, agents, contractors, consultants, officers and Directors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company sponsored business and social events, or at any other place where you are a representative of the Company. Employees, agents, contractors, consultants, officers and Directors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination or removal.

3.2Equal Employment Opportunity

It is the policy of the Company to provide equal employment opportunities to all employees and employment applicants without regard to unlawful considerations of race, religion, creed, color, national origin (including ancestry), alienage or citizenship status, gender, pregnancy, sexual orientation (including actual or perceived sexual orientation), gender identity or expression, age, physical or mental disability, predisposing genetic characteristic, marital status, familial status, military status, domestic violence victim status, caregiver status, sexual and reproductive health decisions, or any other classification protected by applicable local, state or federal laws (“Protected Characteristics”). This policy prohibits unlawful discrimination based on the perception that anyone has those Protected Characteristics, or is associated with a person who has or is perceived as having any of those Protected Characteristics. This policy applies to all aspects of employment, including, but not limited to, hiring, job assignment, working conditions, compensation, promotion, benefits, scheduling, training, discipline and termination.

3.3Reasonable Accommodations

In accordance with applicable law, the Company will make reasonable accommodations for:

•Those with a known mental or physical disability;

•Pregnant individuals and/or individuals with pregnancy or childbirth-related medical conditions or with the need to express milk in the workplace;

•Victims of domestic violence, sex offenses or stalking;

•Individuals with religious observance and practice obligations; and

•Any other reason required by applicable law (see state addenda).

3.4Anti-Discrimination, Anti-Harassment and Anti-Retaliation Policy

This policy applies to all employees of the Company as well as all independent contractors. We are committed to maintaining a work environment that is free from discrimination, harassment, and retaliation by any (1) employee, including any co-workers, manager or supervisor, and interns, whether paid or unpaid, and regardless of an employee’s immigration status; and (2) non-employee, including any contractor, vendor, customer, agent or visitor of the Company. Towards that end, we will discipline any employee we find has violated this Policy, up to and including termination of employment, and we will take all other necessary and appropriate action to address any violation of this policy by a non- employee. Discrimination is defined as treating someone less favorably because of their Protected Characteristics (as described above).

Harassment is a form of discrimination and is defined as verbal or physical conduct that denigrates or shows hostility toward a person based upon that person’s Protected Characteristic(s), and that (1) has the purpose or effect of creating a hostile work environment; (2) has the purpose or effect of interfering with the individual’s work performance; or (3) otherwise adversely affects an individual’s employment opportunities.

Discrimination and harassment can occur in one-on-one interactions or in group settings. In addition to the office or any other primary location to which the employee reports, discrimination and harassment can also occur off-site at business meetings or a Company-sponsored events, in remote work settings, and during working and non-working hours. Discrimination and harassment can be committed by a superior, a subordinate, a coworker, or anyone with whom the Company does business or with whom employees may interact, including a contractor, vendor, customer, agent or visitor of the Company.

Sexual harassment is a form of sex discrimination that is prohibited by law and by the Company’s policy. Sexual harassment is defined as any unwanted sexual advance, request for sexual favors, and other verbal or physical conduct of a sexual or gender-based nature when:

•Submission to such conduct or communication is either explicitly or implicitly made a term or condition of an individual's employment;

•Submission to or rejection of such conduct or communication by an individual is used as a basis for employment decisions affecting such individual (e.g., transfers, advancement, benefits); or

•Such conduct or communication has the purpose or effect of unreasonably interfering with an individual's work performance or creates and/or perpetuates an intimidating, hostile, or offensive work environment.

Sexual harassment may involve hostile actions taken against an individual because of that individual’s sex, sexual orientation, gender identity, or the status of being transgender, or sex stereotyping, which occurs when conduct or personality traits are considered inappropriate simply because they may not conform to other people’s ideas or perceptions about how individuals of a particular sex should act or look. Sexual harassment may involve individuals of the same or different gender and is prohibited whether directed toward men or women and regardless of whether the targeted individual accepts or rejects the advances or other offensive behavior. A pattern of incidents can constitute sexual harassment even if one of the incidents considered on its own would not be harassing.

While it is not possible to list all of the circumstances which would constitute harassment, including sexual harassment, the following are some examples of behavior that could constitute harassment, including sexual harassment:

•Verbal: Epithets; derogatory comments, slurs, or name-calling; sexually explicit, suggestive, or degrading words to describe an individual; sexually explicit jokes, comments, noises, or remarks; racial or ethnic slurs; asking for sexual favors; subtle or obvious pressure for unwelcome sexual activities; repeated requests for dates;

threats, propositions, unwelcome and unwanted correspondence, phone calls and gifts, or other unwelcome attention.

•Physical: Assault, impeding or blocking movement, any physical interference with normal work or movement when directed at an individual; unwanted physical contact, such as kissing, hugging, touching, pinching, patting, grabbing, brushing against, or poking another individual’s body.

•Visual: Derogatory or offensive posters, cartoons, or drawings; displaying sexual pictures, writings or objects; obscene letters or invitations; staring at or directing attention to an individual’s anatomy; leering; sexually oriented or suggestive gestures.

•Cyber: Material that is communicated electronically, whether over a Company device or your personal device, such as via e-mail, text message, instant messaging (IM), chat, or messages posted to a website, blog, social media platform (i.e. Facebook, Instagram, LinkedIn, etc.) or discussion group or any other form of electronic content or communication that may be used to engage in harassment of another individual.

The examples listed above are not meant to be a complete list of objectionable behavior.

3.5Resolution Procedures

The Company is determined to resolve possible instances of discrimination and harassment, including sexual harassment, as quickly and as effectively as possible while ensuring due process for all involved parties. The Company cannot do that unless it knows about such conduct. If an employee believes a co- worker, supervisor, contractor, vendor, customer, agent or visitor of the Company is violating any of these policies, the Company strongly encourage employees to report these issues.

The Company will investigate all complaints of discrimination and harassment, including sexual harassment, in a timely, fair, and thorough manner, and all employees are expected to cooperate fully in any investigation. The Company will investigate complaints of discrimination and harassment, including sexual harassment, as quickly, discreetly and confidentially as possible while ensuring due process for all parties involved. This may include taking any necessary interim actions (e.g. instructing the person about whom the report was made to cease communicating with the reporting employee), reviewing relevant documents, and interviewing the complainant, the person subject to the complaint, and any other witness that the Company determines may assist the investigation. At the conclusion of the investigation, Management will follow up with the individual who made the complaint and the individual about whom the complaint was made. The Company does not tolerate discrimination and harassment, including sexual harassment, in the workplace, which means that if the Company finds that any employee has engaged in discrimination or harassment, including sexual harassment, and in the case of an employee with managerial or supervisory responsibilities, if he or she knowingly allowed such conduct to occur and/or failed to report such conduct, Management will take disciplinary action against such employee, up to and including termination of employment.

Harassment and discrimination (and, as explained further below, retaliation) are not only prohibited by the Company, they are also prohibited by state, federal, and local law, as applicable, and may subject the offending individual to personal liability under certain circumstances. While the Company encourages employees to utilize the Company’s internal complaint procedure, which is described in more detail later on in this Code, employees may choose to contact a federal, state, or a local enforcement agency, as applicable. The Company has included at the end of this Policy the contact information of governmental agencies that enforce anti-discrimination / harassment / retaliation laws That may be applicable. Legal remedies for victims of harassment, discrimination and retaliation may include reinstatement, compensatory and punitive damages, costs and attorneys’ fees. Employees may also be able to pursue relief through judicial forums such as the courts in their state.

3.6Fraud

The Company is committed to the deterrence, detection and correction of fraud and dishonesty and to perpetuating a culture that does not tolerate it. Fraud can involve many forms, which include but are not limited to the following:

•Theft or other misappropriation of assets, including assets of the Company, customers and vendors;

•Forgery or other alteration of documents prepared by or used by the Company;

•Financial transactions using funds derived from criminal activity;

•Transfers to or deposits in the bank account of an individual, rather than in the account of the company;

•Embezzlement; and

•Bribery and kickbacks.

Employees who encounter any circumstance that makes the employee suspect the occurrence of fraud or dishonesty in any form should promptly advise their manager or leave a message in the Confidential Secure Hotline that can be found on the company’s website.

3.7Anti-Retaliation Policy

The Company does not tolerate retaliation against an employee who engages in protected activity. An employee engages in protected activity when he or she:

•Makes a complaint of discrimination or harassment, including sexual harassment, whether internally at the Company or externally to an enforcement agency, including a complaint about conduct directed towards the employee and/or another employee;

•Testifies, assists, or participates in an investigation, proceeding or hearing involving discrimination or harassment, including sexual harassment;

•Opposes any unlawful discriminatory or harassing (including sexually harassing) practice by making a verbal or informal complaint to the Company or otherwise informing the Company of the opposed unlawful practice; or

•Encourages another individual to report discrimination or harassment (including sexual harassment).

Retaliation can be any adverse action that is work-related (e.g. threat of termination) or non-work related (e.g. threats of physical violence off premises outside of working hours) that could discourage an employee from engaging in a protected activity. The Company will investigate complaints of retaliation consistent with the investigation procedures above.

The Company will not tolerate retaliation in the workplace, which means that if Management determines that any employee has engaged in retaliation, and in the case of an employee with managerial or supervisory responsibilities, if he or she knowingly allowed such conduct to occur and/or failed to report such conduct, Management will take disciplinary action against such individual, up to and including termination of employment. Further, the Company recognizes that false accusations may have serious effects on innocent persons. Please note therefore, that while the protection against retaliation will apply where an employee makes a good faith complaint of discrimination and harassment (even if the conduct complained of does not ultimately rise to the level which violates the law), the protection against retaliation does not apply where, after investigation, it is clear that a person intentionally made a false accusation. Where Management determines that an employee made an intentionally false accusation, the Company will subject the employee to appropriate discipline, up to and including termination of employment.

3.8Whistleblowing Protection

The Company is committed to operating its business with honesty and integrity. Employees may report suspected or known violations of Company policy or law. The Company prohibits retaliation or discrimination in any way against an employee because the individual lawfully reported information, or assisted in any investigation, judicial or administrative action, regarding conduct that the individual reasonably believed violated the Code of Conduct, Company policy or law.

Internal reporting of suspected misconduct by or within the Company is vital for maintaining sound business practices. Employees are instructed to immediately report information regarding conduct the individual reasonably believes to constitute a violation of Company policy or law.

Employees may report violations to his or her manager, directly with their People Operations Team, or confidentially and anonymously in the Confidential Secure Hotline. The People Operations Team will review reports of suspected or known violations of Company policy or law to make a preliminary determination of the nature of the allegation, if additional information is necessary, and if an investigation is warranted. The People Operations Team may consult with external and will conduct an internal investigation, or alternatively, the Company will retain an external investigator to conduct the investigation. Once an investigation has been completed, the People Operations Team, will document the results and recommend appropriate disciplinary or corrective action, if any, to avoid any future misconduct.

The Company strictly prohibits discharging, demoting, suspending, threatening, harassing, directly or indirectly, or in any other manner retaliating or discriminating against an individual for reporting information, or for assisting in any investigation, judicial or administrative action, regarding conduct the individual reasonably believed to constitute a violation of Company policy or law in good faith. Further, complaints for which specific procedures have been established, for other types of employee matters, such as complaints about discrimination and harassment, are covered by the Company’s Anti- Discrimination, Anti-Harassment and Anti-Retaliation policies (see above) and are also protected against retaliation.

3.9Political Neutrality

The Company will not discriminate against any employee because of identification with and support of any lawful political activity or their participation in lawful political activity outside of work. If an employee is engaging in political activity, however, the employee may take no action that suggests that the employee acts or speaks for the Company.

3.10Applicable Laws

All Company employees, agents, contractors, officers and Directors must comply with all applicable laws, regulations, rules and regulatory orders. Company employees, agents, contractors, consultants, officers and Directors located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act, The

Economic Espionage Act, and United States export rules and regulations, in addition to applicable state and local laws. Each employee, agent, contractor, consultant, officer and Director must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from Management on specific Company policies and procedures. All parties agree to anti-corruption, anti-bribery, and anti-money laundering policies. Violations of laws, regulations, rules and orders may subject the employee, agent, contractor, consultant, officer or Director to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

3.11Personal Conflicts of Interest

A personal “conflict of interest” occurs when an individual’s private interest improperly interferes with the interests of the Company and its stockholders or with such individual’s service to the Company. Each of us has a responsibility to the Company, our stockholders and each other to avoid potential personal conflicts of interest and is required to get any known conflict of interest approved by Management. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety. Examples of personal conflicts of interest include:

3.11.1Employment/Outside Employment.

In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your supervisor or Management.

3.11.2Outside Directorships.

It is a conflict of interest, unless otherwise authorized by the Board, to serve as a Director of any company that competes with the Company. Although you may serve as a Director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from Management before accepting a Directorship. Any compensation you receive should be commensurate to your responsibilities. Such approval may be conditioned upon the completion of specified actions.

3.11.3Business Interests.

If you are considering investing in a Company customer, supplier, developer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

3.11.4Related Parties.

Prior to entering into any “related party transactions,” as such term is defined under the Company’s Related Person Transactions Policy, you must fully disclose the nature of the related party transaction to the Company’s Management. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

3.11.5Other Situations.

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind you should consult Management as appropriate.

3.12Corporate Opportunities

Employees, officers and Directors owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Employees, officers and Directors may not exploit for their own personal gain business opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Board and the Board declines to pursue such opportunity.

Sometimes the line between personal and Company gain is difficult to draw and sometimes both personal and Company gain may be simultaneously derived from certain activities. The only prudent course of conduct for our employees, officers and Directors is to make certain that any use of Company property or services that is not solely for the benefit of the Company is approved by Management and disclosed to the Board.

3.13Protecting the Company’s Confidential Information

The Company’s confidential information is a valuable asset. The Company’s confidential information includes product architectures and plans, intellectual property matters, employee and financial information and generally any nonpublic information concerning the Company. All confidential information must be used for Company business purposes only. Every employee, agent, contractor, consultant, officer and Director must maintain the confidentiality of all information so entrusted to him or her, except when disclosure is authorized or legally mandated. This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company’s policy on “Maintaining and Managing Records” set forth in Section III. H. of this Code. This obligation extends to any confidential information of third parties, which the Company has rightfully received under non—disclosure agreements. See the Company’s policy dealing with “Handling Confidential Information of Others” set forth in Section IV. D of this Code.

3.13.1Confidential Information and Invention Agreement.

When you joined the Company, you signed an agreement to protect and hold confidential the Company’s proprietary information. This agreement remains in effect for as long as you work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company’s confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

3.13.2Disclosure of Company Confidential Information.

To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you should determine in consultation with your manager and other appropriate Company Management that disclosure of confidential information is necessary, you should strongly consider consulting legal counsel to determine the appropriateness of executing a written nondisclosure agreement. The Company has standard nondisclosure agreements suitable for most disclosures. You must not sign a third party’s nondisclosure agreement or accept changes to the Company’s standard nondisclosure agreements without review and approval by legal counsel, as appropriate. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by Management prior to publication or use. Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of his or her employment with the Company must be reviewed and approved in writing in advance by Management and must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

3.13.3Requests by Regulatory Authorities.

The Company and its employees, agents, contractors, consultants, officers and Directors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company’s Management or outside legal counsel, as appropriate. No financial information may be disclosed without the prior approval of the Chief Financial Officer of the Company.

3.13.4Company Spokespeople.

All inquiries or calls from the press or financial analysts related to financial matters and all other inquiries or calls from the press and analysts should be referred to our Chief Executive Officer, including inquiries relating to marketing, technical and other such information. The designees who are the only people who may communicate with the press on behalf of the Company are the Company’s Chief Executive Officer or persons expressly authorized by them.

3.14Obligations Under Securities Laws

3.14.1“Insider” Trading

In the normal course of business, employees, agents, contractors, consultants, officers and Directors of the Company may come into possession of material nonpublic information. You may not profit from it by buying or selling securities yourself or passing on the information to others to enable them to profit or for them to profit on your behalf.

3.14.2Disclosure in Public Filings

Management is responsible for ensuring that the disclosure in the Company's periodic reports is full, fair, accurate, timely and understandable. In doing so, Management shall take such action as is reasonably appropriate to: establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; confirm that the Company's periodic reports comply with the requirements of Section13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and ensure that information contained in the Company's periodic reports fairly presents in all material respects the financial condition and results of operations of the Company. Management shall not knowingly: make, or permit or direct another to make, materially false or misleading entries in the Company's, or any of its subsidiaries, financial statements or records; fail to correct materially false and misleading financial statements or records; sign, or permit another to sign, a document containing materially false and misleading information; or falsely respond, or fail to respond, to specific inquiries of the Company's independent auditor or outside legal counsel.

3.15Use of Company’s Assets

3.15.1General.

Protecting the Company’s assets is a key fiduciary responsibility of every employee, agent, contractor, consultant, officer and Director. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company employees, agents, contractors, consultants, officers and Directors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees, agents or contractors, consultants, officers and Directors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. Company equipment and assets are to be used for Company business purposes only. Employees, agents, contractors, consultants, officers and Directors may not use Company assets for personal use, nor may they allow any other person to use Company assets. If you have any questions regarding this policy you should bring them to the attention of the Company’s Management.

3.15.2Physical Access Control.

The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

3.15.3Company Funds.

Every Company employee, agent, contractor, consultant, officer and Director is personally responsible for all Company funds over which he or she exercises control. Company employees, agents, contractors, consultants, officers and Directors not specifically authorized by the Board should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes and employees preauthorized by the Board must make certain that they stay within preauthorized spending amounts approved by the Board. Every Company employee, agent, contractor, consultant, officer and Director must take reasonable steps to ensure that the Company receives good value for Company funds spent and must maintain accurate and timely records for each expenditure. Expense reports must be accurate and submitted in a timely manner. Company employees, agents, contractors, consultants, officers and Directors must not use Company funds for any personal purpose.

3.15.4Computers and Other Equipment.

The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

Employees, agents, contractors, consultants, officers and Directors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, agents, contractors, consultants, officers or Directors, at any time, either with or without such Company representative’s or third party’s knowledge, consent or approval.

3.15.5Software.

All software used by any employee, agent, contractor, consultant, officer or Director to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee, agent, contractor, consultant, officer or Director to disciplinary action, up to and including termination or removal.

3.15.6Electronic Usage.

The purpose of this clause is to make certain that each employee, agent, contractor, consultant, officer and Director utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company’s responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, email, connections to the internet, intranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company’s products, services or business on the Internet without the prior written consent of the Company’s Management is prohibited. Personal messages via email and voicemail may be sent but should be minimized and brief. You may not, however, send or solicit messages that may be perceived as obscene, harassing or threatening. In addition, you may not access obscene or inappropriate internet websites, or participate in any other communication, exchange or activity, involving the Company’s electronic devices that may be perceived as obscene or harassing. Any other form of electronic communication used by employees, agents, contractors, consultants, officers or Directors currently or in the future is also intended to be encompassed under this clause.

3.16Maintaining and Managing Records

The purpose of this section is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics.

Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors, consultants, officers, Directors and the Company, and failure to comply with such guidelines may subject each employee, agent, contractor, consultant, officer or Director to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

3.17Records on Legal Hold.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s Management, in concert with appropriate legal counsel, determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company employee, agent, contractor, consultant, officer and Director must comply with this section. Failure to comply with this section may subject the employee, agent, contractor, consultant, officer or Director to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. The Company’s Management will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company’s Management. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in writing by the Company’s Management. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Company’s Management. If you have any questions about this policy, you should contact your supervisor or Management.

3.18Payment Practices

3.18.1Accounting Practices.

The Company’s responsibilities to its stockholders require that all transactions be fully and accurately recorded in the Company’s books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

3.18.2Prohibition of Inducements.

Under no circumstances may any employee, agent, contractor, consultant, officer or Director offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the Company’s Chief Financial Officer.

3.19Foreign Corrupt Practices Act.

The purpose of this Foreign Corrupt Practices Policy (the “FCPA Policy”) is to help ensure compliance by the Company with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA” or the “Act”) and the USA PATRIOT Act. The FCPA makes it illegal for U.S. citizens and companies, their officers, directors, employees and agents, and any stockholders acting on their behalf, to bribe foreign officials. The FCPA also requires U.S. companies to keep accurate and complete books and records and to maintain proper internal accounting controls. The USA PATRIOT Act requires companies to conduct reasonable due diligence to ensure that transactions do not facilitate money laundering or other illegal activity and to report certain cash or currency transactions.

All Company personnel are expected to conduct Company business legally and ethically. Improper gifts, payments or offerings of anything of value to foreign officials could jeopardize the Company’s growth and reputation. The use of Company funds or assets for any unlawful, improper or unethical purpose is also prohibited. Specifically, it is the Company’s policy to comply fully with the FCPA and the USA PATRIOT Act.

The FCPA Policy extends to all Company’s domestic and foreign operations, including operations conducted by any departments, subsidiaries, agents, consultants or other representatives, and, to the extent explained in the FCPA Policy statement, the operations of any joint venture or other business enterprise outside the United States in which the Company is a participant. The FCPA Policy also extends to all Company financial record-keeping activities and is integrated with the obligations to which the Company is already subject by virtue of the federal and state securities laws, including the U.S. Securities and Exchange Act of 1934. The FCPA has two primary sections. The first section makes it illegal to bribe foreign officials, and the second section imposes record keeping and internal accounting requirements upon publicly traded U.S. companies like Healthy Extracts.

3.19.1 Anti-Bribery Provision Prohibited Payments

The FCPA’s anti-bribery provisions make it illegal to bribe foreign officials in order to obtain or retain business or to secure any improper advantage. Specifically, the FCPA prohibits payments, offers or gifts of money or anything of value, with corrupt intent, to a foreign official. For purposes of the FCPA Policy, a “foreign official” means any officer or employee of a foreign government (i.e., other than the United States) or any department, agency, or instrumentality thereof (which includes a government-owned or government-controlled state enterprise) or of a public international organization, any person acting in an official capacity for or on behalf of a foreign government or government entity or of a public international organization, any foreign political party or party official, or any candidate for foreign political office. Thus, foreign officials include not only elected officials, but also consultants who hold government positions, employees of companies owned by foreign governments, political party officials and others.

The term “public international organization” includes such organizations as the World Bank, the International Finance Corporation, the International Monetary Fund, and the Inter-American Development Bank.

The FCPA prohibits both direct and indirect payments to foreign officials. Thus, a U.S. company can face FCPA liability based on improper payments made by its agents or other business partners. Accordingly, except as set forth in the FCPA Policy, neither the Company nor any of its employees, agents or business partners shall make, promise or authorize any gift, payment or offer anything of value on behalf of the Company to a foreign official or to any third person (such as a consultant) who, in turn, is likely to make a gift, payment or offer anything of value to a foreign official.

Because of the FCPA’s strict prohibitions, the Company personnel should not make or authorize any gift, payment or offer anything of value to any foreign official, whether on the local, regional or national level, except as set forth in the FCPA Policy. The FCPA Policy specifically outlines the following limited circumstances - entertainment, meals, Company promotional items, gifts of a nominal value and other business courtesies - when items of value can be given to foreign officials, and only with approval. Such entertainment, meals, Company promotional items, gifts of a nominal value and other business courtesies may not be made unless the Company’s People Operations Team has provided prior, written approval.

Permissible Payments

The FCPA does allow certain types of payments to foreign officials under very limited circumstances. For example, the FCPA allows certain “facilitating” or “grease” payments to foreign officials in order to obtain non-discretionary, routine governmental action, such as obtaining a permit to do business in a foreign country, obtaining police protection, or processing a visa, customs invoice or other governmental paper. Under the FCPA Policy, Company employees or agents may make facilitating payments only if the Company’s People Operations Team has provided prior, written approval.

Various types of “promotional or marketing payments” may also be permissible under the FCPA in certain circumstances but company employees and agents should not provide gifts and entertainment to foreign officials or authorize a promotional expense or event for a foreign official except as set forth in the FCPA Policy and only if People Operations has provided prior, written approval. Moreover, these expenses must be fully and accurately described in the Company’s books and records.

Record-Keeping, Accounting & Payment Practices

The record-keeping provisions of the FCPA require publicly held U.S. companies such as Healthy Extracts to keep their books, records and accounts in reasonable detail, accurately and such that they fairly reflect all transactions and dispositions of assets. Thus, the FCPA prohibits the mischaracterization or omission of any transaction on a company’s books or any failure to maintain proper accounting controls that result in such a mischaracterization or omission. Keeping detailed, accurate descriptions of all payments and expenses is crucial for this component of the Act.

Accordingly, Company employees are required to follow applicable standards, principles, laws and Company practices for accounting and financial reporting. In particular, employees must be timely and complete when preparing all reports and records required by management. In connection with dealings with public officials and with other international transactions explained in the FCPA Policy, employees must obtain all required approvals from their People Operations

Team and, when appropriate, from foreign governmental entities. Prior to paying or authorizing a payment to a foreign official, Company employees or agents should be sure that no part of such payment is to be made for any purpose other than that to be fully and accurately described in the Company’s books and records. No undisclosed or unrecorded accounts of the Company are to be established for any purpose. False or artificial entries are not to be made in the books and records of the Company for any reason. Finally, personal funds must not be used to accomplish what is otherwise prohibited by the FCPA Policy.

Due Diligence and Selection of Representatives and Business Partners

The Company is dedicated to the dynamic and profitable expansion of its operations worldwide. The Company will compete for all business opportunities vigorously, fairly, ethically and legally and will negotiate contracts in a fair and open manner. Regardless of any pressure exerted by foreign officials, the Company will conduct business using only legal and ethical means.

This practice of fairness and professionalism must extend to the activities of The Company’s agents, consultants, representatives and business partners. The Company avoids situations involving third parties that might lead to a violation of the FCPA. Prior to entering into an agreement with any agent, consultant, joint venture partner or other representative who act on behalf of the Company with regard to foreign governments on international business development or retention, the Company will perform proper and appropriate FCPA-related due diligence and obtain from the third party certain assurances of compliance.

USA PATRIOT Act

The USA PATRIOT Act (formally known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”)) broadened requirements for U.S. financial institutions to prevent and detect money laundering and terrorist financing. The Company is committed to ensuring that its operations and businesses do not further money laundering or terrorist financing activities.

In the course of conducting its business, the Company engages in financial transactions with foreign entities, including contracts with foreign companies, governments and foreign charitable organizations. To ensure that these transactions do not facilitate money laundering or other illegal activity, the Company conducts reasonable due diligence into the identity and reputation of the organization or individual, the identity of its principals, and the nature of the organization’s business and its ties to other entities.

Every Company employee, agent or representative whose duties are likely to lead to involvement in or exposure to any of the areas covered by the FCPA is expected to become familiar with and comply with this Policy. Periodic certifications of compliance with the FCPA Policy are required, as will participation in training sessions as instructed by management.

4RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

4.1Customer Relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust.

4.2Payments or Gifts from Others

Under no circumstances may employees, agents, contractors, consultants, officers or Directors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from current or potential customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud.

Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the Company’s Management or Board, as appropriate.

Gifts given by the Company to potential or current suppliers or customers or received from potential or current suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

4.3Handling the Confidential Information of Others

The Company has, and will continue to have in the future, business relationships that involve a certain amount of confidentiality. Sometimes, certain companies will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company’s policy on “Maintaining and Managing Records” in Section III. H above.

4.3.1Appropriate Nondisclosure Agreements.

Confidential information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A list of a company’s patents may contain information protected by intellectual property laws. You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.

MANAGEMENT CAN ARRANGE FOR NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OFTHE COMPANY.

Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

4.3.2Competitive Information.

You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

4.4Government Relations

It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high moral, ethical and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations, you should contact the Company’s Management.

4.5Industrial Espionage

It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company employees, agents, contractors, consultants, officers and Directors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

5WAIVERS

Any waiver of any provision of the Code for a Director or an officer must be approved in writing by the Board, must be truly necessary and warranted and must be promptly disclosed. Any such waiver for a Director or an officer shall be disclosed within four business days by filing a current report on Form 8-K with the Securities & Exchange Commission. Any waiver of any provision of the Code with respect to any other employee, agent, contractor or consultant must be approved in writing by the Company’s Management.

6DISCIPLINARY ACTIONS

The matters covered in the Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees, agents, contractors, consultants, officers and Directors to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any employee, agent, contractor, consultant, officer or Director whose actions are found to violate these policies or any other policies of the Company.

Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities. You should review the Company’s policies and procedures, which may be obtained from your supervisor or Management, for more detailed information.

The Company, the Management or any other employees, agents, officers or Directors are prohibited from taking any adverse employment action against any employee, agent, contractor, consultant, officer or Director or his or her affiliated persons for any reports of potential or actual violations of the Code, or any other protected code under applicable laws, that are lawful and made in good faith. (Please refer to our Anti-Retaliation and Whistleblower Protection policies in sections 3.7 and 3.8, respectively.) Adverse employment actions include discharging, demoting, suspending, threatening, harassing or in any other manner discriminating against any employee due to any report of potential or actual violations of the Code or related to providing information or assisting in investigations regarding any conduct that such employee, agent, contractor, consultant, officer or Director believes violates federal statutes or rules.

7ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my direct supervisor or the Company’s Management knowing that my questions or reports to these sources will be maintained in confidence.

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